Registration No. 333-



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                           BARRINGER TECHNOLOGIES INC.
             (Exact name of registrant as specified in its charter)

                               Delaware 84-0720473
                (State or other jurisdiction of (I.R.S. Employer
               incorporation or organization) Identification No.)
                                219 South Street
                        New Providence, New Jersey 07974
                                 (908) 665-8200
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------
      Stanley S. Binder         Copy to:
 Barringer Technologies Inc.                             Allen B. Levithan, Esq.
 219 South Street                                     Lowenstein, Sandler, Kohl,
 New Providence, New Jersey 07974                          Fisher & Boylan, P.A.
  (908) 665-8200                                            65 Livingston Avenue
                                                      Roseland, New Jersey 07068
(Name, address, including zip code, and                          (201) 992-8700
telephone number, including area code,
of agent for service)
                           --------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and thereafter as determined by the Selling Securityholders.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


- ----------------------------------------- ---------------------------------------------------------------------
 Title of Each Class of             Proposed Maximum           Proposed Maximum                Amount of
Securities to be Registered      Offering Price Per Unit(1)    Aggregate Offering Price     Registration Fee
                                                                            (1)(2)
- -------------------------------------------------------------- -----------------------------------------------
         Common Stock
       ($.01 par value)                     $8.25                       $9,929,940.00            $3,425.00
- ------------------------------------------------------------------------------------------------------------




(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon a price of $8.25 per share, which was the average of the high and low sale prices as reported on The NASDAQ SmallCap Market on September 5, 1996.

(2) Pursuant to Rule 416, there also are being registered an indeterminate number of shares of the registrant's common stock, par value $.01 per share, which may become issuable pursuant to the antidilution provisions of the underlying convertible securities.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                     LEGEND

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHELL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 Subject to Completion, Dated September 9, 1996

PROSPECTUS
                                1,203,629 Shares

                           BARRINGER TECHNOLOGIES INC.

                          Common Stock (par value $.01)

         This Prospectus relates to 1,203,629 shares of common stock, par value $.01 per share ("Common Stock"), of Barringer Technologies Inc. (the "Company") to be offered and sold from time to time for the accounts of the Selling Securityholders set forth herein (the "Selling Securityholders").

         All of the 1,203,629 shares of the Common Stock being offered hereby are being registered at the Company's expense pursuant to contractual obligations of the Company incurred in connection with private placements under the Securities Act of 1933, as amended (the "Securities Act").

         Such private placements include the sale by the Company of units (the "Units") each consisting of 2,500 shares of Common Stock and a warrant to purchase 2,500 shares of Common Stock, various warrants to purchase Common Stock (collectively with the warrants issued as part of the Units, the "Warrants"), and subordinated convertible debentures, convertible into shares of Common Stock, due July 9, 1997 (the "Debentures").

         The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Securityholders. The net proceeds from the sale of the Common Stock will be paid directly to the Selling Securityholders. The Company will receive up to approximately $1,120,000 from the exercise price with respect to the exercise of the Warrants. The Company estimates that its expenses in connection with the offering of the Common Stock (the "Offering") will be approximately $35,000.

         The Selling Securityholders may from time to time offer and sell the Common Stock being offered hereby in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then-current market price or at negotiated prices. The Common Stock offered hereby may be sold directly by the Selling Securityholder or through agents or broker-dealers acting as principal or agent, or in block trades or by one or more underwriters. See "Plan Of Distribution."

         On September 5, 1996, the last sale price of the Common Stock in the over-the-counter market as reported on The NASDAQ SmallCap Market (symbol BARR) was $8.38 per share.

                       -----------------------------------

         See "Risk Factors" on page 4 for certain factors which should be considered by prospective purchasers of the shares of Common Stock offered hereby.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                       ----------------------------------

                The date of this Prospectus is September 9, 1996.

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549; and at the Commission's Regional Offices at 500 West Madison, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at its principal office at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission and the address of such Web site is http://www.sec.gov. The Common Stock is currently included in The NASDAQ SmallCap Market, under the symbol BARR, and reports, proxy statements and other information regarding the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 33 Whitehall Street, 10th Floor, New York, New York 10004.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby reference is made to the Registration Statement and related exhibits and to documents filed with the Commission. Any statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

                   -------------------------------------------


                       DOCUMENTS INCORPORATED BY REFERENCE

                  The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus:

           (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

          (ii) The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31 and June 30, 1996; and

         (iii) The description of the Common Stock set forth in the Company's Registration Statement filed on Form 8-A and any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the completion of the Offering being made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above under "Documents Incorporated by Reference" (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Barringer Technologies Inc., 219 South Street, New Providence, New Jersey 07974, Attention: Secretary (telephone no. (908) 665-8200).

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains  forward-looking  statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements include, but are not limited to, the Company's opportunities to increase sales through, among other things, the development of new applications and markets for its IONSCAN(R) products, the probability of the Company's success in the sales of its IONSCAN(R) products in current markets, exposure to fluctuations in foreign currencies, regulations and directives changing security requirements and periodic liquidity and capital requirements.

     Forward-looking   statements   are   inherently   subject   to  risks   and
uncertainties, many of which can not be predicted with accuracy and some of which might not even by anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Important factors that could contribute to such differences are set forth below under "Risk Factors," including, but not limited to, "Dependence on Private Sales of Securities," "Dependence on IONSCAN(R) and Market Acceptance," "Dependence on New Product Development; Technological Advancement," "Noncompliance Under Credit Facility," "Competition," "Governmental Regulation and Law Enforcement Requirements," and "Currency Fluctuations."

                                  RISK FACTORS

     Prospective   purchasers  should  carefully  consider  the  following  risk factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby:

Lack of Profitable Operations and Cash Constraints

     The Company has sustained significant operating losses resulting in an accumulated deficit of $16,003,000 at June 30, 1996. During the years ended December 31, 1994 and December 31, 1995, the Company used cash in its operations of $72,000 and $711,000, respectively, and sustained a net loss of $2,565,000 and $827,000, respectively. Although the Company generated net income of $564,000 for the first six months of 1996, the Company did not generate cash flow from operations. As a result, the Company has experienced periodic severe cash shortages due to increased cash requirements needed to fund increased sales. There can be no assurance that the Company will sustain the profitability attained in the first six months of 1996. In order to fund its cash flow requirements, the Company has been dependent on the receipt of proceeds from private sales of its securities and the exercise of outstanding options and warrants. See "--Dependence on Private Sales of Securities."

Dependence on Private Sales of Securities

     As a result of the Company's history of losses, the Company has not historically generated sufficient cash flow from operations to meet all of the Company's working capital requirements. Accordingly, in order to fund its cash flow requirements, the Company has been dependent on private sales of its securities and the receipt of proceeds from the exercise of outstanding options and warrants.

     To the extent that it is unable to meet its working capital requirements by generating sufficient cash flow from operations, the Company intends to continue its practice of funding a portion of its working capital requirements through sales of its securities. The sale by the Company of Common Stock, securities convertible into or exchangeable for Common Stock or warrants exercisable for Common Stock, and the exercise of the rights of holders and such convertible securities and warrants, could result in substantial dilution of the investments of holders of the Common Stock offered hereby. In addition, additional sales of the Common Stock could trigger a "change in ownership" as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). See "--Limitations on the Utilization of Net Operating Losses." If triggered, a "change in ownership" could further restrict the Company's ability to utilize its tax loss carryforwards. See "-- Limitations on the Utilization of Net Operating Losses." There also can be no assurance that investors will continue to fund the Company's cash flow requirements. In the event that the Company is not able to sell securities for proceeds sufficient to meet its cash flow needs, the Company would be required to significantly curtail its operations.

Holding Company Structure; Dependence Upon Subsidiaries

     The Company is a legal entity, separate and distinct from its subsidiaries and does not conduct any significant operations other than the ownership of the stock of such subsidiaries. Accordingly, the Company is substantially dependent upon cash dividends and other fees paid to it by its subsidiaries. The ability of Barringer Research Limited, a subsidiary of the Company ("BRL"), to provide cash to the Company is restricted by the terms of a credit facility (the "Facility") with the Toronto-Dominion Bank (the "Bank"). In addition, because the Company is a holding company and a legal entity separate and distinct from its subsidiaries, the rights of the Company to participate in any distribution of assets of any subsidiary upon its liquidation of assets or reorganization or otherwise (and thus the ability of holders of the Common Stock offered hereby to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary except to the extent that the Company itself may be the creditor with recognized claims. Claims on the Company's subsidiaries include the Facility and substantial claims of trade creditors.

Dependence on IONSCAN(R) and Market Acceptance

     Substantially all of the Company's revenues are derived from the sale of its IONSCAN(R)s, and the Company's future profitability is substantially dependent on the Company's ability to successfully market the IONSCAN(R). While the Company believes that currently there are significant markets for its IONSCAN(R) product line, there can be no assurance that such markets exist or will continue to develop. In addition, although the Company believes that there are substantial potential new markets for the IONSCAN(R), there can be no assurance that such markets will develop or that the Company will be able to capitalize on any such markets that do develop.

Dependence on New Product Development; Technological Advancement

     The Company's success will be dependent upon its ability to continue to enhance the IONSCAN(R) and to develop and introduce in a timely manner new IONSCAN(R) products which incorporate technological advances, keep pace with evolving industry standards and respond to customer requirements. There can be no assurance that the Company will be successful in developing and marketing enhancements to its existing IONSCAN(R) or new IONSCAN(R) products on a timely basis or that any new or enhanced IONSCAN(R) product will adequately address the changing needs or preferences of the marketplace. If the Company is unable to develop or introduce new products or enhancements in a timely manner in response to changing market conditions or customer requirements, the Company's business, results of operations and financial condition would be materially adversely affected. From time to time, the Company or its competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the lifecycles of the Company's existing products. There can be no assurance that announcements of currently planned or other new products will not cause customers to delay their purchasing decisions in anticipation of such products. Such delays could have an adverse effect on the Company's business, results of operations and financial condition.

Government Procurement Policies

     Primarily all of the Company's customers are governmental agencies and law enforcement entities that are subject to budgetary processes and expenditure constraints. Any changes in budgetary allocations reducing the amount available for security efforts or drug interdiction efforts could have a material adverse affect on the Company's business, results of operations and financial condition. Further, the Company is unable to predict with certainty the timing of receipt of orders for its products from governmental agencies and law enforcement entities as they are dependent upon budgetary allocations for drug interdiction and security efforts.

Quarterly Variations

     Although the Company's sales are not seasonal in nature, certain of the Company's governmental customers will expend unused budgeted funds at the end of their fiscal years, thereby causing the Company's sales to be higher during such periods. In addition, the recognition of revenues from the sale of relatively few IONSCAN(R)s may substantially impact the Company's profitability during any period. The Company recognizes substantially all of the revenue and related expense for a sale upon shipment. Accordingly, a change in delivery dates from one quarter to another could significantly affect the Company's quarterly results.

Noncompliance Under Credit Facility

     The Company's subsidiary, BRL is a party to the Facility. During 1995, the amounts outstanding under the Facility exceeded the amount available thereunder and BRL was in violation of certain other covenants contained therein. As a result, on September 28, 1995, the Company entered into an agreement (the "Agreement") with the Bank pursuant to which the Bank agreed that BRL had until September 30, 1995 to come into compliance with the permitted borrowing amount and those covenants. In exchange, the Company agreed to dispose of its interest in Barringer Laboratories, Inc. ("Labco") and to contribute a portion of the proceeds from such sale to BRL. Further, the Company provided the Bank with additional collateral to secure the Bank's advances to BRL. At September 30, 1995, BRL was in compliance with the permitted borrowing amount and the terms of the Agreement and the Facility. However, at December 31, 1995 BRL was not in compliance with the minimum working capital requirement contained in the Facility, and at June 30, 1996, and at certain times prior thereto, BRL's borrowings under the Facility exceeded the amount available thereunder. The Bank, without waiving any other remedies available to it, has charged BRL an interest rate of 21% on the excess of such allowable borrowings in accordance with the default rate in the Agreement. At July 31, 1996, BRL, was in compliance with the terms of the Agreement and the Facility. However, there can be no assurances that BRL will continue in compliance with the terms of the Agreement and the Facility in the future. Management believes that if BRL fails to comply with the terms of the Agreement and the Facility, the Bank will continue to provide funding in accordance with past practices, however, the Company cannot predict what actions, if any, the Bank may take or as to the timing thereof. In the event that the Bank ceased to provide funding to BRL, or demanded repayment of the Facility, the Company's business, results of operations and financial condition could be materially and adversely affected thereby.

Lack of Proprietary Technology

     The Company believes that its implementation of ion mobility spectrometry ("IMS") technology in the IONSCAN(R) is proprietary to the Company. However, the basic IMS technology is not proprietary and is available in the public domain. Accordingly, the Company's competitors could use such technology to attempt to duplicate the performance of the IONSCAN(R). However, the Company believes that its competitors could not readily replicate the IONSCAN(R)'s performance and that any attempt to do so would require substantial time and resources.

Limitations on the Utilization of Net Operating Losses

     The Company underwent a "change in ownership" as defined in Section 382 of the Code in 1989. As a result, the Company's use of its tax loss carryforwards incurred through December 31, 1989 will be limited to approximately $800,000 per year. At June 30, 1996, the Company had net operating loss carryforwards of approximately $13,500,000, most of which arose subsequent to December 31, 1989, and which will expire on December 31, 2012. The issuance of the Common Stock being offered hereby may, in connection with additional sales of shares of the Common Stock, trigger another "change in ownership" under Code Section 382 with respect to the Company, in which event, the Company may be further restricted in its ability to use its net loss carryforwards.

Nonpayment of Cash Dividends

     Since its inception the Company has not paid cash dividends on the Common Stock, and it is unlikely that the Company will pay cash dividends on its Common Stock in the foreseeable future. Dividends are required to be paid on the Company's Class A Convertible Preferred Stock, par value $2.00 per share ("Class A Convertible Preferred Stock"), and Class B Convertible Preferred Stock, par value $2.00 per share ("Class B Convertible Preferred Stock"), at the annual rate of $.16 per share, in cash or in shares of Common Stock, at the option of the Company, valued for such purposes at the average closing price (as reported on The NASDAQ SmallCap Market) of the Common Stock over the twenty (20) trading days immediately prior to the record date set for each dividend payment date.

Competition

     The Company competes with a number of other entities in the particle detection industry, most of which have significantly greater financial, marketing and other resources than the Company. The Company competes for governmental expenditures, particularly in the explosives market, with the makers of other types of detection equipment, including imaging and vapor detection equipment. While the Company believes that it competes effectively with its competitors, there can be no assurance that the Company will maintain its competitive position in its principal markets.

Potential Product Liability, Insurance Limits

     The Company currently maintains product liability insurance in the amount of $5 million per occurrence. The Company's insurance policy covers certain claims and the cost of legal fees involved in the defense of such claims, which are either covered under the policy or alleged in such a manner so as to invoke the insurer's duty to defend the Company. No significant product liability claims have been asserted or, to the knowledge of the Company's management, threatened against the Company to date. The Company believes that, as the Company distributes more products into the marketplace and expands its product lines, the Company's exposure to potential product liability claims and litigation arising from injuries allegedly caused by the improper functioning or design of the IONSCAN(R) will occur and may increase. There can be no assurance that the Company's current level of insurance will be sufficient to protect the business and assets of the Company from all claims, nor can any assurances be given that the Company will be able to maintain the existing coverage or additional coverage at commercially reasonable rates. To the extent product liability losses are beyond the limits or scope of the Company's insurance coverage, the Company could experience a materially adverse effect on its business, results of operations and financial condition.

Governmental Regulation and Law Enforcement Requirements

     The growth of the Company's business is substantially dependent upon the adoption of regulations or requirements mandating the use of explosive detection systems both in the United States and abroad. While the Company believes that such regulations or requirements will be adopted as a result of the report of the Aviation Safety and Security Commission (the "Gore Commission") and other governmental examinations now taking place around the world, no assurance can be given that regulations or requirements mandating the use of explosive detection systems will ultimately be adopted or as to the timing thereof. Likewise, there can be no assurance that any such regulations or requirements will specify the use of trace particle detection equipment or that the IONSCAN(R) will meet any certification or other requirements that may be adopted in connection therewith.

     From time to time, local, state and federal governmental regulatory agencies and law enforcement agencies have enacted regulations or requirements relating to the performance and operation of equipment used in security-related situations. Court decisions relating to the admissibility of test results also may have a significant effect on the industry. Although the Company believes that its products function at a state-of-the-art level and are in compliance with current regulations and regulations, as well as promulgation of new laws and regulations applicable to the activities of the Company, may have a material adverse effect on the Company's business, results of operations and financial condition.

Dependence Upon Key Personnel

     The Company's success will depend, in part, on its ability to retain the services of its key personnel, including management and scientific employees, who are and will continue to be instrumental in the development and management of the Company's business. Although the Company has entered into employment agreements with certain of its senior executives, the loss of the services of one or more of the Company's key employees could have a material adverse effect on the Company.

Warranty Claims

     The Company generally provides a one year warranty on each IONSCAN(R). Although the Company has not experienced a significant amount of warranty claims, there can be no assurance that such claims will not increase as the Company's sales increase. A material increase in warranty claims could have an adverse effect on the Company's business, results of operations and financial condition.

Currency Fluctuations

     A portion of the Company's revenues and expenses are denominated in foreign currencies. As a result, the Company is exposed to a certain degree of exchange rate risk. The Company currently does not hedge its foreign exchange exposure. To date, the Company has not experienced any material loss as a result of currency fluctuations. However, there can be no assurance that the Company will not experience material losses as a result of currency fluctuations in the future. In addition, fifty percent of the production costs of the IONSCAN(R) products manufactured at the Company's Toronto facility are incurred in Canadian dollars. As a result, fluctuations in the Canadian dollar vis-a-vis the U.S. dollar may have an adverse effect on the Company's business, results of operations and financial condition.

Dilution

     As of August 26, 1996, the Company had outstanding options, warrants and convertible securities which were exercisable or convertible for an aggregate of 1,409,244 shares of Common Stock. Any exercise or conversion of such securities will, in all likelihood, take place at a time when the market price of the Common Stock is higher than the exercise or conversion prices thereof. As a result, investors in the Common Stock offered hereby may incur substantial dilution of their investments.

Anti-Takeover Provisions

     The Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), contains provisions which require the favorable vote by the holders of not less than 80% of the outstanding shares of Common Stock for the approval of any merger, consolidation or other combination with, or sale, lease or exchange of all or substantially all of the assets of the Company to, another entity holding more than 10% of the Company's outstanding equity securities or any affiliate of such entity. These provisions could discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock.

     The board of directors of the Company is empowered to issue shares of preferred stock without shareholder action. The existence of this "blank check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise and may adversely affect the prevailing market price of the Common Stock. The Company currently has no plans to issue additional shares of preferred stock. In addition, Section 203 of the Delaware General Corporation Law prohibits certain persons from engaging in business combinations with the Company.

                                   THE COMPANY

     The Company is principally engaged in the design, development, manufacture and sale of analytical instruments used for the high sensitivity detection of trace amounts of chemical compounds, such as explosive materials, including plastic explosives, and illegal narcotics. The Company's IONSCAN(R) instrument ("IONSCAN(R)") utilizes ion mobility spectrometry ("IMS") technology to detect and analyze minute amounts (as small as one-billionth of a gram) of chemical substances in approximately six seconds. The IONSCAN(R) measures the velocity of ions and uses Company-developed algorithms to determine the chemical composition of a sample. Because the IONSCAN(R) can provide more precise analysis of chemical compounds, it can be used in lieu of or in conjunction with imaging detection technologies, such as X-ray, computer aided tomography ("CATSCAN") and nuclear magnetic resonance.

     The Company's customers to date, consist primarily of governmental, security and law enforcement agencies throughout the world, including the Federal Bureau of Investigation, the Drug Enforcement Agency, the U.S. Coast Guard, the United States, French and Canadian Customs Services and various airports throughout the world. As of June 30, 1996, over 300 IONSCAN(R)s were sold, and the Company believes that it is the world's leading supplier, in terms of units sold, of trace particle detection instruments.

     IONSCAN(R)s generally have been sold primarily for use in drug interdiction efforts throughout the world and for explosive detection applications outside the United States, including foreign airports, train stations and at the Eurotunnel. The Company believes, however, that its IONSCAN(R) technology can be used in other areas, such as security screening of individuals and process control and quality assurance in certain industrial applications. In addition, when coupled with certain other existing technologies, such as gas chromatography, the IONSCAN(R) can be adapted to other uses, including environmental and biological chemical testing applications.

     In the wake of increased terrorist activity within the United States, domestic public safety concerns have been heightened. As a result, governmental agencies in the United States, including the General Services Administration and the Federal Aviation Administration, have accelerated evaluation of enhanced methods to combat terrorism and to increase security measures currently used in United States airports, other transportation centers and in public buildings. The Company believes that the markets for the IONSCAN(R) will increase substantially as a result of this heightened awareness, although no assurances can be given in that regard.

     In addition to the IONSCAN(R), the Company also manufactures specialty instruments and engages in contract research and development activities for industrial companies and various governmental agencies. For the year ended December 31, 1995, approximately 74% of the Company's consolidated revenues were derived from the sale and servicing of IONSCAN(R)s.

     The Company was incorporated under the laws of the State of Delaware on September 7, 1967. The Company's principal executive offices are located at 219 South Street, New Providence, New Jersey 07974, and its telephone number is
(908) 665-8200.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. All net proceeds from the sale of the Common Stock will be paid directly to the Selling Securityholders. The Company will receive varying exercise prices in connection with the exercise of the Warrants. The Company intends to use the net proceeds, if any, from the exercise of any of the Warrants to provide additional funding for product development, including the further development, marketing and production of its IONSCAN(R), for working capital and for other general corporate purposes. The Company would receive approximately $1,120,000 in the aggregate if all of the Warrants were exercised at their current exercise prices, without adjustment.

                             SELLING SECURITYHOLDERS

     The 1,203,629 shares of Common Stock registered hereby will be offered from time to time by the Selling Securityholders who are Stanley S. Binder, John H. Davies, Richard S. Rosenfeld, Kenneth S. Wood, Helene Hollub, Adam Street Joint Venture, Richard D. Condon, John J. Harte, John D. Abernathy, James C. McGrath, David Martinak, Ludo Daubner, Herbert Gardner, William Barrett, Pyramid Partners, L.P., Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Barringer Laboratories, Inc., the Ontario Development Corporation, Laidlaw Holdings, Coleman Abbe, Richard Abbe, Jeffrey Berman, Ray Godfrey, Lawrence Silverstein, G. VonMeyer Hohenberg and Anthony R. Barringer, Jr.

     The Company has a 26% interest in Barringer Laboratories, Inc. ("Labco"), a publicly traded company that provides comprehensive laboratory-based analytical and consulting services in the United States and Mexico, including environmental monitoring and geochemical analysis for the hydrocarbon and mineral exploration industries. Prior to December 1995, the Company owned a controlling interest in Labco. In December 1995, the Company sold back to Labco 647,238 shares of Labco's common stock, and gave Labco a right of first refusal regarding the remaining shares of Labco's common stock owned by the Company. Messrs. Abernathy, Condon and McGrath are directors of the Company. Mr. Harte serves the Company as a Director and the Vice President, Special Projects and serves Labco as a Director and the Chairman of the Board of Labco. Mr. Harte also is the General Partner of Adam Street Joint Venture. Mr. Davies is a Director and the Executive Vice President of the Company, and the President and Chief Executive Officer of BRL. Mr. Binder serves the Company as Chairman of the Board, a Director and the Chief Executive Officer. Mr. Binder also is an independent general partner of Special Situations Fund III, L.P. Mr. Rosenfeld is the Company's Vice President-Finance and Chief Financial Officer, and during the past three years he has served the Company as the Treasurer and Assistant Secretary. Other than as noted above, there are no material relationships between any of the Selling Securityholders and the Company or any of its predecessors or affiliates, nor have such material relationships existed within the past three years.

     The following table sets forth certain information with respect to the Selling Securityholders.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                             TABLE I - Common Stock
                          Ownership as of August 26, 1996


                                                                            Common Stock
                                 Common Stock               Maximum         Beneficial Ownership
     Selling                     Beneficial Ownership       Amount to       After Offering if
  Securityholder                 Prior to Offering(1)(2)    be Sold(2)      Maximum is Sold(1)(2)
- --------------------------       ------------------------   -----------     -----------------------

                                   Amount         Percent                       Amount       Percent
                                  ----------      --------                  ------------  ---------

Stanley S. Binder                 178,636(3)         4.9%      28,636        150,000(24)     4.1%
John H. Davies                    140,733(4)         3.9       30,454        110,279(25)     3.1
Richard S. Rosenfeld               70,286(5)         2.0       13,636         56,650(26)     1.6
Kenneth S. Wood                    88,636(6)         2.5        3,636         85,000(27)     2.4
Helene Hollub                      15,000(7)          *        15,000             --          *
Adam Street Joint Venture          15,000(7)          *        15,000             --          *
Richard D. Condon                  36,250(8)         1.0       13,750         22,500(28)      *
John J. Harte                      69,190(9)         1.9       34,090         35,100(28)     1.0
John D. Abernathy                 38,204(10)         1.1       14,204         24,000(28)      *
James C. McGrath                  36,250(8)          1.0       13,750         22,500(28)      *
David Martinak                     1,090(11)          *         1,090             --          *
Ludo Daubner                       4,363(12)          *         4,363             --          *
Herbert Gardner                   18,180(13)          *        18,180             --          *
William Barrett                   54,545(14)         1.5       54,545             --          *
Pyramid Partners, L.P.            90,909(15)         2.5       90,909             --          *
Special Situations Fund III, L.P.558,561(16)        14.6      558,561             --          *
Special Situations Cayman
  Fund, L.P.                     267,575(17)         7.2      267,575             --          *
Barringer Laboratories Inc.        6,250(18)          *         6,250             --          *
Ontario Development Corp.          6,250(18)          *         6,250             --          *
Laidlaw Holdings                   2,500(19)          *         2,500             --          *
Coleman Abbe                       3,750(20)          *         3,750             --          *
Richard Abbe                         625(21)          *           625             --          *
Jeffrey Berman                       625(21)          *           625             --          *
Ray Godfrey                        2,250(22)          *         2,250             --          *
Lawrence Silverstein                 500(23)          *           500             --          *
G. VonMeyer Hohenberg              2,250(22)          *         2,250             --          *
Anthony R. Barringer, Jr.          1,250              *         1,250             --          *

- ----------------------
*Less than 1%.

(1) Assumes the full exercise or conversion of all outstanding convertible securities, warrants, rights or options for such person or entity.
(2)    Certain amounts shown are subject to adjustment in certain circumstances.
(3) Includes 100,000 shares of Common Stock issuable upon exercise of options, 12,500 shares of Common Stock issuable upon exercise of Warrants and 3,636 shares of Common Stock issuable upon conversion of the Debentures.
(4) Includes 69,500 shares of Common Stock issuable upon exercise of options, 12,500 shares of Common Stock issuable upon exercise of Warrants and 5,454 shares of Common Stock issuable upon conversion of Debentures.
(5) Includes 56,250 shares of Common Stock issuable upon exercise of options, 5,000 shares of Common Stock issuable upon exercise of Warrants and 3,636 shares of Common Stock beneficially owned by Richard Rosenfeld as custodian for Jason Rosenfeld under the Uniform Gifts to Minors Act, and issuable upon conversion of Debentures.
(6) Includes 75,000 shares of Common Stock issuable upon exercise of options and 3,636 shares of Common Stock issuable upon conversion of Debentures.
(7)    Includes 7,500 shares of Common Stock issuable upon exercise of Warrants.
(8) Includes 22,500 shares of Common Stock issuable upon exercise of options and 8,750 shares issuable upon exercise of Warrants.
(9) Includes 22,500 shares of Common Stock issuable upon exercise of options, 12,500 shares of Common Stock issuable upon exercise of Warrants and 9,090 shares of Common Stock issuable upon conversion of Debentures.
(10) Includes 22,500 shares of Common Stock issuable upon exercise of options, 6,250 shares of Common Stock issuable upon exercise of Warrants and 5,454 shares of Common Stock issuable upon conversion of Debentures.
(11) Includes 1,090 shares of Common Stock issuable upon conversion of Debentures.
(12) Includes 4,363 shares of Common Stock issuable upon conversion of Debentures.
(13) Includes 9,090 shares of Common Stock beneficially owned by Herbert Gardner, IRA, issuable upon conversion of Debentures and 9,090 shares of Common Stock beneficially owned by Herbert Gardner, Keogh, issuable upon conversion of Debentures.
(14) Includes 54,545 shares of Common Stock issuable upon conversion of Debentures.
(15) Includes 90,909 shares of Common Stock issuable upon conversion of Debentures.
(16) Includes 256,667 shares of Common Stock issuable upon exercise of Warrants and 72,727 shares of Common Stock issuable upon conversion of Debentures. Stanley S. Binder, an independent general partner of Special Situations Fund III, L.P., disclaims beneficial ownership of all shares held by Special Situations Fund III, L.P.
(17) Includes 93,333 shares of Common Stock issuable upon exercise of Warrants and 90,909 shares of Common Stock issuable upon conversion of Debentures.
(18)   Includes 6,250 shares of Common Stock issuable upon exercise of Warrants.
(19)   Includes 2,500 shares of Common Stock issuable upon exercise of Warrants.
(20)   Includes 3,750 shares of Common Stock issuable upon exercise of Warrants.
(21)   Includes 625 shares of Common Stock issuable upon exercise of Warrants.
(22)   Includes 2,250 shares of Common Stock issuable upon exercise of Warrants.
(23)   Includes 500 shares of Common Stock issuable upon exercise of Warrants.
(24) Includes 100,000 shares of Common Stock issuable upon exercise of options.
(25)   Includes 69,500 shares of Common Stock issuable upon exercise of options.
(26)   Includes 56,250 shares of Common Stock issuable upon exercise of options.
(27)   Includes 75,000 shares of Common Stock issuable upon exercise of options.
(28)   Includes 22,500 shares of Common Stock issuable upon exercise of options.

                              PLAN OF DISTRIBUTION

     The distribution of the Common Stock by the Selling Securityholders, or by the Selling Securityholders' pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more transactions on The NASDAQ SmallCap Market, in special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the applicable rules of the National Association of Securities Dealers, Inc. ("NASD"), in the over-the-counter market, in negotiated transactions (including, without limitation, privately negotiated transactions), through the writing of options on the Common Stock, or through the issuance of other securities convertible into shares of the Common Stock (whether such options or other securities are listed on an options or securities exchange or otherwise), or a combination of such methods of distribution, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Any or all of the Common Stock may be sold from time to time to purchasers directly by a Selling Securityholder. Sales of Common Stock also may be made pursuant to Rules 144, 144A or 904 of the Securities Act, provided that the requirements of such rules, including, without limitation, any applicable holding periods and manner of sale requirements, are met. Alternatively, a Selling Securityholder may from time to time offer any or all of the Common Stock through underwriters, dealers, brokers or agents, including in transactions in which any such underwriters, dealers, brokers or agents solicit purchasers, in block transactions or in transactions in which any such underwriters, dealers, brokers, or agents will attempt to sell such shares of Common Stock as an agent but may resell such shares of Common Stock as a principal pursuant to this Prospectus.

     Any underwriters, dealers, brokers or agents participating in the distribution of the Common Stock offered hereby may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Securityholder and/or purchasers of Common Stock for whom they may act as agents (which compensation may be in excess of customary commissions). In addition, a Selling Securityholder and any such underwriters, dealers, brokers or agents that participate in the distribution of Common Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of shares of the Common Stock may be deemed to be underwriting compensation. Additionally, the Selling Securityholders may pledge shares of the Common Stock, and in such event agents or dealers may acquire the shares of the Common Stock or interests therein, and may, from time to time, effect distribution of shares of the Common Stock or interests in such capacity.

     At the time any underwritten or coordinated distribution of the Common Stock is made, to the extent required, a supplement to this prospectus will be distributed which will set forth the aggregate number of shares of Common Stock being offered and the terms of the offering, including the name or names of any participating Selling Securityholders, underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless registered or qualified for sale in such state or unless an exemption from registration or qualification is available and such sale is made in compliance with such exemption.

     SECURITIES AND EXCHANGE COMMISSION'S POSITION ON INDEMNIFICATION

     Article Tenth of the Company's Certificate of Incorporation, as amended, and Section 10 of the Company's by-laws, as amended, provide that the Company shall, to the fullest extent permitted by law, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the Company or is serving any other incorporated or unincorporated enterprise in any of such capacities at the request of the Company. Such provisions may provide indemnification to the officers, directors or controlling persons of the Company for liability under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     Certain matters with respect to the validity and legality of the Common Stock offered hereby have been passed upon for the Company by Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A., Roseland, New Jersey.

                                     EXPERTS

     The financial statements and schedule of the Company included in the 1995 Form 10-K and incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

No  dealer,  salesman  or any  other
person  has  been  authorized  to give any
information  or to make any  representations
in  connection  with this offering other than
those  contained in this Prospectus and,
if given or made, such other information
and representations must not be relied upon
as having  been   authorized   by  the
Company.   Neither  the delivery  of this               1,203,629 Shares
  Prospectus  nor any sale  made  hereunder
shall,  under any  circumstances,  create
any implication that there has been no
change  in the  affairs  of the  Company
since  the  date  hereof  or that  the
information contained herein is correct
as of any time subsequent to its date.
This  Prospectus  does not  constitute
an offer to sell or a solicitation  of an          BARRINGER TECHNOLOGIES INC.
offer  to buy  such  securities  in any
circumstances   in  which  such  offer
or  solicitation  is unlawful.                             Common Stock




                                                         --------------

                                                            PROSPECTUS
                                                         --------------

       ---------------------

         TABLE OF CONTENTS

                                   Page                September 9, 1996

Available Information................2
Documents Incorporated
  by Reference.......................2
Forward-Looking Statements...........3
Risk Factors.........................4
The Company..........................8
Use of Proceeds......................9
Selling Securityholders.............10
Plan of Distribution................13
Securities and Exchange Commission's
  Position on Indemnification.......13
Legal Matters.......................14
Experts  ...........................14

                                     PART II

                     Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution

     The following table lists the expenses which will be incurred in connection with the issuance and distribution of the Common Stock being registered.

                                                                       Expense
Registration Fee                                                  $    3,425.00
Accounting Fees and Expenses                                           4,500.00
Legal Fees and Expenses                                               16,500.00
Blue Sky Fees and Expenses                                            10,000.00
Printing and Engraving                                                   100.00
Miscellaneous                                                            500.00
                                                                     ----------
TOTAL                                                             $   35,025.00

                  All of the above amounts, other than the registration fee, are estimates only. All of the above expenses will be paid by the Company.

Item 15.  Indemnification of Directors and Officers

                  Article Tenth of the Company's Certificate of Incorporation, as amended ("Certificate of Incorporation") and Section 10 of the Company's by-laws, as amended ("By-laws"), provide that the Company shall, to the fullest extent permitted by law, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the Company or is serving any other incorporated or unincorporated enterprise in any of such capacities at the request of the Company.

                  Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been judged liable to the corporation unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

                  Article Tenth of the Certificate of Incorporation also contains a provision limiting the personal liability of directors to the fullest extent permitted or authorized by the GCL or other applicable law. Under the GCL, such provision would not limit liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (iv) any transactions from which the director derives an improper benefit.

Item 16.  Exhibits

                  The following  exhibits are filed as part of this Registration
Statement:


4.1*           Certificate of Incorporation of the Company, as amended.

4.2**          By-laws of the Company.

5.1***         Opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.

23.1***        Consent of BDO Seidman, LLP.

23.2***        Consent of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.
               (included in Exhibit 5.1)

24.1            Power of Attorney (included on signature page).


- -----------------
* Incorporated by reference to Exhibit 3.1A to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, File No. 0-3207.

** Incorporated by reference to Exhibit 3.2A to the Company's Annual Report on Form 10-K/A-2 for the fiscal year ended December 31, 1994, File No. 0-3207.

***      To be filed by amendment.


Item 17.  Undertakings

                  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3 or S-8 and the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act; and

     (iii) Include any additional or changed material information with respect to the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Providence, State of New Jersey, on September 9, 1996.

                                             BARRINGER TECHNOLOGIES INC.


                                       By:  /s/ Stanley S. Binder
                                            ________________________________
                                            Stanley S. Binder, President and
                                            Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on September 9, 1996. Each of the undersigned hereby constitutes and appoints Stanley S. Binder and Richard S. Rosenfeld, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 relating to the securities offered pursuant hereto and to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and such other state and federal government commissions and agencies as may be necessary or advisable, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


Signature                                   Title

/s/ Stanley S. Binder               President, Chief Executive
_________________________           Officer (Principal Executive Officer)
Stanley S. Binder                   and Director

/s/ John D. Abernathy
_________________________           Director
John D. Abernathy

_________________________           Director
Richard D. Condon

/s/ John H. Davies
_________________________           Director
John H. Davies

/s/ John J. Harte
_________________________           Director
John J. Harte

_________________________           Director
James C. McGrath

/s/ Richard S. Rosenfeld            Vice President-Finance,
_________________________           Chief Financial Officer and
Richard S. Rosenfeld                Treasurer (Principal Accounting
                                    and Principal Financial Officer)